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                                                                    EXHIBIT 99.1


                                              FOR IMMEDIATE RELEASE
                                              CONTACT:
                                              Sharon L. Sweet
                                              Vice President, Investor Relations
                                              The Dii Group
                                              (303) 652-2221


         DII GROUP ACQUIRES PRINTED CIRCUIT BOARD AND CEM COMPANY IN THE
                           PEOPLE'S REPUBLIC OF CHINA


NIWOT, Colo., August 25, 1998 - The Dii Group, Inc. (NASDAQ:DIIG), a leading value-added electronics design and manufacturing service provider, announced that effective today it has acquired Greatsino Electronic Technology, a printed circuit board ("PCB") fabricator and contract electronics manufacturer ("CEM") with operations in the People's Republic of China ("PRC"). Greatsino was part of Universal Appliances Limited, a Hong Kong public company and maker of consumer, household electrical, and telecommunications products. The initial purchase price was $44 million, with a one-year earnout not to exceed $40 million. In addition, Dii is negotiating to purchase a building, which is currently under construction, for about $10 million.

The Dii Group's wholly owned subsidiary, Multilayer Technology, Inc. ("Multek"), will operate the PCB operations as Multek China. Dii's wholly owned subsidiary, Dovatron International, will operate the CEM unit under the name Dovatron China. Dii plans to relocate its Asia-Pacific regional headquarters from Singapore to Hong Kong.

Ronald R. Budacz, chairman and chief executive officer of the Dii Group, stated, "For years we have been actively seeking to expand into China, the country with the highest expected economic growth rate in the world. Our strategic thrust is to be the fastest and most comprehensive provider of design, manufacturing, assembly, and distribution of printed circuit boards and finished units in all major electronics markets throughout the world. China, with its sprawling infrastructure and thirst for technology, was the next logical extension of our strategy. Until now, we had not found a candidate that met our acquisition criteria, which included both a modern manufacturing facility and an experienced local management team. Our patience and tenacity have finally paid off."

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Budacz continued, "Our new China campus strengthens the Dii Group's regional technology base as we continue to launch our linked marketing capabilities throughout Asia. Both Multek and Dovatron customers have expressed significant interest in Dii's unique capabilities that can now be offered in China. In addition, a significant portion of Dovatron's worldwide printed circuit board requirements can be sourced from Multek China. This represents significant incremental synergy for the Dii Group."

Steven C. Schlepp, Dii Group senior vice president of Interconnect Technologies and president of Multek, commented, "This acquisition, combined with our previously announced pending purchase of Hewlett-Packard's PCB operation in Boeblingen, Germany, makes Multek the first truly global PCB manufacturer. With operations in all three major electronics markets in the world - North America, Europe and Asia - we're now able to support low, medium and high technology customer requirements globally in all volumes. The acquired site's commitment to quality, track record for delivery and operational expertise enhances our leadership position in the electronics industry. With technology that ranks among the very best in China, we anticipate improved competitiveness and marketability for all Multek divisions."

Schlepp continued, "This facility was specifically designed for high-volume PCB manufacturing, resulting in superb process flow - a true world-class facility. In addition, the infrastructure is already in place for future expansion."

Dermott O'Flanagan, Dii Group senior vice president and president of Dovatron International, commented, "Although the current level of CEM business at Dovatron China is modest, this new site fills a significant geographical need in our worldwide supply strategy. This has been our highest expansion priority. Now, in China, we can show customers plant capability to meet their needs today and tomorrow. The six surface mount lines acquired support a two-year consignment supply agreement with the prior owner, and provide a nice base upon which to build."

The new site is a 1.5 million square foot campus located in Zhuhai, Guangdong Province, which is less than two hours by surface transportation from Hong Kong. This two-year-old, self-contained complex is comprised of a 144,000 square foot PCB facility, a 76,000 square foot SMT assembly building, a 360,000 square foot expansion building, and dormitories and multi-functional buildings capable of housing 6,000 employees. Current employment is 900 people.

Multek China has demonstrated the capability of manufacturing PCBs up to 20 layers, and produces BGA (ball grid array) substrates. Approximately 25 percent of its production is currently used for domestic consumption in China, with heavy emphasis on the telecom segment. The customer base includes NEC, Fujitsu, Brother, Sanyo, and Matrox. The new Multek site is ISO 9002 certified and was just recommended for ISO 14001 certification, which is expected next month. Upon certification, it will be the first PCB operation to achieve ISO environmental certification in the PRC, and would be one of the few PCB operations in the world certified to this standard.

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The addition of Dovatron China establishes Dovatron International as a domestic supplier within the PRC, and approximately 25% of its plant output will be targeted for domestic consumption. Dovatron China also has an established export business - its printed circuit board assemblies go into Bell South cordless telephones and other consumer products.

This acquisition establishes Dovatron as a leading global CEM supplier with operations in low-cost regions throughout the world, including China, Malaysia, Mexico and the Czech Republic. These high-volume manufacturing locations complement Dovatron's five advanced technology sites in the United States and its technology center in the Republic of Ireland.

Carl R.Vertuca, Jr., Dii Group executive vice president and head of corporate development, commented, "The economic downturn in Asia has created significant opportunity for select buyers with the resolve to create win/win deals with capital-constrained local companies. Manufacturing in China, with its abundance of human resources, makes sound economic sense."

Thomas J. Smach, Dii Group senior vice president and chief financial officer stated, "Existing cash reserves and debt were used to fund the initial cash purchase price, and we expect to have adequate financial resources to fund the contingent earnout next year. Dii is also negotiating to buy the building currently under construction, and would lease half of it back to the seller for a three-year period."

Smach continued, "The current revenue run rate of the acquired businesses approximates $40 million, with significant growth expected next year. The transaction is accretive, and helps offset some softness we're experiencing as a result of the downturn in the electronics industry."

This press release contains historical information and forward-looking statements. Statements looking forward in time involve risks and uncertainties, including risks associated with customer concentration, dependence on the electronics industry, especially the semiconductor business sector, changes in product mix, and international operations. For further information, reference should be made to the Dii Group's filings with the Securities and Exchange Commission, including the Company's "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in the Company's most recent Annual Report on Form 10-K.

The Dii Group, Inc. (NASDAQ:DIIG), is a leading, value-added electronics design and manufacturing outsource service provider, which operates through a global network of companies in North America, Europe, and Asia. The Company serves the electronics industry through its four core competencies: semiconductors; printed circuit boards; circuit board and finished product assembly and distribution; and process control technologies. The Dii Group employs approximately 7,000 people and had revenue of $780 million in fiscal year 1997.

Fax on Demand can be reached by phoning (201) 333-3662 and the Internet (Web) Site can be reached by accessing www.diigroup.com to view recent press releases, company information, and financial data relating to the Dii Group.

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